Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-136924 on Form S-8 of GeoMet, Inc. of our report dated March 19, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective January 1, 2006), relating to the financial statements of GeoMet, Inc., appearing in this Annual Report on Form 10-K of GeoMet Inc. for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP

Houston, TX

March 19, 2007